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                                                                   Exhibit 3.1.1






                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NORRIS COMMUNICATIONS, INC.

                (Pursuant to Sections 222 and 242 of the General
                    Corporation Law of the State of Delaware)


        NORRIS COMMUNICATIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 29, 1996, and was amended and restated on May 31, 1996.

        SECOND: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:


               "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article FOURTH to read in full as follows:

               'FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One hundred Twenty-Five Million (125,000,000), divided into One Hundred Twenty Million (120,000,000) shares of common stock of the par value of $.001 per share, and Five Million (5,000,000) shares of preferred stock of the par value of $.001 per share.' "


        THIRD: That thereafter, pursuant to resolution of the Board of Directors, the annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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                                                                   Exhibit 3.1.1


        FIFTH: The foregoing amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Alfred H. Falk, its President, and attested by Robert Putnam, its Secretary, this 12th day of January, 1998.

                                              NORRIS COMMUNICATIONS, INC.


                                              By:  /s/ Alfred H. Falk
                                                   -----------------------------
                                                   Alfred H. Falk, President

[SEAL]


ATTEST:


By:  /s/ Robert Putnam
     ----------------------------
     Robert Putnam, Secretary